Exhibit 99.1

Print Page Close Window NEWS RELEASE Emerge Energy Services LP Enters into Re�nancing Transactions Fort Worth, Texas - January 5, 2018 - Emerge Energy Services LP (the "Partnership" or "Emerge Energy") today announced that it has entered into (i) a $75 million Second Amended and Restated Revolving Credit and Security Agreement (which amends and restates its existing revolving credit facility) among the Partnership, the subsidiary borrowers, PNC Bank, National Association, as administrative agent and the other lenders party thereto, (ii) a new $215 million Second Lien Note Purchase Agreement (a portion of the proceeds of which will be used to re�nance in full its existing second lien term loan), and (iii) a Common Unit Purchase Agreement for the private placement of approximately $6.0 million of its common units representing limited partner interests in the Partnership. Houlihan Lokey Capital, Inc. served as lead placement agent in connection with the �nancing. "This re�nancing marks an important milestone for Emerge Energy as we start 2018 on a highly positive note," commented Ted W. Beneski, Chairman of the Board of Directors of the general partner of Emerge Energy. "The transaction provides the necessary capital and 李�exibility to complete our previously announced San Antonio expansion plans. We expect the initial portion of the new plant will be operational in May, and ultimately we expect the San Antonio operation to have a nameplate capacity of approximately 4 million tons per year once we receive the �nal environmental permits." Rick Shearer, Chief Executive O��cer of the general partner of Emerge Energy, added, "Demand for both northern and in-basin frac sand remains strong, and our position as a leading frac sand producer will be bolstered with our expanded in-basin operations. Recent customer contract discussions regarding product from the San Antonio plant indicate that our facility will be highly utilized from the onset, and continued positive feedback from the marketplace validates our previously made decision to upsize the plant to an expected 4 million tons per year. Once the San Antonio operation achieves full scale, we expect to have approximately 4.6 million tons per year of in-basin capacity including our Kosse, Texas operation, or approximately 42% of our expected 10.9 million tons per year of total production capacity. Our full suite of in-basin, northern white, and technology-driven sand allows us to serve the full range of frac sand needs for the oil and gas industry." Second Amended and Restated Revolving Credit Facility On January 5, 2018, the Partnership entered into a second amended and restated $75.0 million revolving credit agreement with the Partnership's wholly owned subsidiaries Emerge Energy Services Operating LLC and Superior Silica Sands LLC, as borrowers (the "Borrowers") and PNC Bank, National Association as administrative agent and collateral agent (the "Revolving Credit Agreement"), which replaces the Partnership's existing $170.0 million senior secured revolving credit facility entered into as of June 27, 2014. The Revolving Credit Agreement provides for a $75 million asset-based revolving credit facility, and a $20 sublimit for the issuance of letters of credit. The Revolving Credit Agreement matures on January 5, 2022. Substantially all of the Partnership's assets are pledged as collateral on a �rst lien basis. The credit facility will be available to re�nance existing indebtedness, fund fees and expenses incurred in connection with the credit facility and for general business purposes, including working capital requirements, capital expenditures, permitted acquisitions, making debt payments when due, and making distributions and dividends. The Revolving Credit Agreement contains various covenants and restrictive provisions and also requires the maintenance of certain financial covenants, including a maximum total leverage ratio, a minimum fixed charge coverage ratio, and minimum liquidity.

Second Lien Note Purchase Agreement

On January 5, 2018, the Partnership entered into a new $215.0 million second lien note purchase agreement with the Partnership's wholly owned subsidiaries Emerge Energy Services Operating LLC and Superior Silica Sands LLC, as issuers (the "Issuers") and HPS Investment Partners, LLC as notes agent and collateral agent (the "Second Lien Note Purchase Agreement"). The Second Lien Note Purchase Agreement matures on January 5, 2023. Proceeds of the sale of the notes under the Second Lien Note Purchase Agreement will be used to (i) fully pay off the Partnership's existing second lien term credit facility, (ii) fully pay off the obligations under the Partnership's existing revolving credit facility, (iii) finance certain capital expenditures, (iv) pay fees and expenses incurred in connection with the new second lien facility and (v) for general business purposes. Substantially all of the Partnership's assets are pledged as collateral on a second lien basis. The Second Lien Note Purchase Agreement contains various covenants and restrictive provisions and also requires the maintenance of certain financial covenants, including a maximum total leverage ratio, a minimum fixed charge coverage ratio, and minimum liquidity.

Common Unit Private Placement

On January 5, 2018, the Partnership entered into an agreement with certain affiliates of the lenders under the Second Lien Note Purchase Agreement to sell approximately $6.0 million of its common units representing limited partner interests in the Partnership in a private placement. The Partnership expects to use the net proceeds from the offering for general partnership purposes. As part of the transaction, the Partnership and the purchaser entered into a registration rights agreement which provides the purchasers with customary registration rights. The private placement simultaneously closed on January 5, 2018.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements of the Securities Act and applicable state laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Emerge Energy Services LP

Emerge Energy Services LP (NYSE: EMES) is a growth-oriented limited partnership engaged in the business of mining, producing, and distributing silica sand, a key input for the hydraulic fracturing of oil and natural gas wells, through its subsidiary Superior Silica Sands LLC.

Forward-Looking Statements

This release contains certain statements that are "forward-looking statements." These statements can be identified by the use of forward-looking terminology including "may," "believe," "will," "expect," "anticipate," or "estimate." These forward-looking statements involve risks and uncertainties, and there can be no assurance that actual results will not di焂�er materially from those expected by management of the Partnership. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in the Partnership's Annual Report on Form 10-K �led with the SEC. The risk factors and other factors noted in the Annual Report could cause actual results to di焂�er materially from those contained in any forward-looking statement. Except as required by law, the Partnership does not undertake any obligation to update or revise such forward-looking statements to re李�ect events or circumstances that occur after the date hereof. PRESS CONTACT Investor Relations (817) 618-4020